Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-212729 on Form F-3 and Registration Statement Nos. 333-217073, 333-208728, 333-199835, 333-191625, 333-185538, 333-178186, 333-167389, 333-163816 and 333-149157 on Form S-8 of our report dated March 31, 2017, relating to the consolidated financial statements as of and for the years ended December 31, 2016 and 2015 of Banco Bilbao Vizcaya Argentaria, S.A. and subsidiaries composing the Banco Bilbao Vizcaya Argentaria Group (the “Group”), appearing in this Annual Report on Form 20-F of the Group for the year ended December 31, 2017.

 /s/  Deloitte, S.L.

Madrid, Spain

April 5, 2018